UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 16, 2001

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Missouri	000-26020	43-1641533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
400 Royal Palm Way, Suite 410, Palm Beach, Florida	33480
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:        561-805-8000

ITEM 5.        OTHER EVENTS

        As of September 30, 2001, Applied Digital Solutions, Inc. (the "Company") had (i) negative Tangible Net Worth of $(59.1) million or $24.1 million less than the amount required under the Company's Term and Revolving Credit Agreement (the "IBM Agreement") with IBM Credit Corporation ("IBM Credit"), (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA") of $(101.9) million, or $108.9 million less than the Minimum EBITDA required under the IBM Agreement, (iii) Current Assets to Current Liabilities of 0.49 to 1.0 compared to a minimum requirement of 0.80 to 1.0 and (iv) a collateral shortfall of $33.1 million, or $24.5 million more than the allowable shortfall of $8.6 million. In addition, the Company failed to make interest and principal payments required under the IBM Agreement, including a payment originally due on July 1, 2001 which was deferred until October 1, 2001. As of today, the Company has not received waivers concerning its defaults. The Company is currently seeking to restructure its credit agreement with IBM Credit. Although the Company believes that it will be successful in its efforts to restructure the IBM Agreement, there can be no assurance that its ongoing discussions with IBM Credit concerning the restructuring of the credit arrangements will be successful.

        The Company's failure to make certain interest and principal payments and non-compliance with certain covenants constitute separate events of default under the IBM Agreement, and IBM Credit is entitled to accelerate the maturity of all amounts owed them. The Company does not currently have available funds to repay the amounts owed to IBM Credit if the maturity of the obligation is accelerated. If IBM Credit were to accelerate these obligations and enforce its rights against the collateral securing these obligations, without additional funding sources, there would be substantial doubt the Company would be able to continue its operations in the normal course of business.

        As a result of the events of default under the IBM Agreement, the Company's auditor has revised its opinion relating to the Company's financial statements for the fiscal year ended December 31, 2000 and has expressed substantial doubt as to the Company's ability to continue as a going concern. This report is being filed for the sole purpose of reclassifying long-term debt as a current liability, amending Notes 2 and 13 to the financial statements and to revise the Report of Independent Accountants to reflect the addition of an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern.

ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS.

(c)        Exhibits

99.1	Consolidated financial statements of Applied Digital Solutions, Inc. as of December 31, 2000 and 1999 and for each of three years in the period ended December 31, 2000.
99.2	Schedule of Valutation and Qualifying Accounts.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED DIGITAL SOLUTIONS, INC. (Registrant)
Date: November 16, 2001	By:	/s/ JEROME C. ARTIGLIERE
Jerome C. Artigliere Senior Vice President and Chief Financial Officer